Exhibit 10.1

January 28, 2022

Mr. George Chi

618 Ellington Road

Ridgewood, NJ 07450

Dear Mr. Chi:

On behalf of OncoSec Medical Incorporated (the “Company” or “OncoSec”), I am very pleased to offer you the position of Chief Financial Officer of the Company. This letter establishes the terms of your employment with the Company if you accept this offer.

If you accept this offer of employment, your effective start date will be February 21, 2022. Your initial annual base salary will be $400,000, payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. You will not be eligible for any annual bonus or other additional compensation for the 2022 calendar year. The payout of any annual bonus for the 2023 calendar year will be based on the achievement of performance objectives to be determined in good faith by the Company’s Board of Directors, and the target of the bonus shall equal a maximum of 25% of your base salary ($400,000). It is agreed that the Board of Directors will use best efforts to provide you with your annual performance goals and objectives in writing by the end of the first quarter of each fiscal year. You will be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time to its senior executive officers, subject to applicable eligibility requirements. The Company reserves the right to make any modifications to this benefits package that it deems appropriate from time to time.

If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, by the Company, its agents, or representatives, whether orally or in writing, are superseded by and canceled by this offer letter. You will report to the Chief Executive Officer, once he/she is hired, and to the Company’s Board of Directors.

Should the Company terminate your employment without Cause (as defined below), in addition to all accrued compensation (including accrued but, unused vacation time) owed to you through your termination date, in exchange for executing (and not revoking) a release of claims in a form acceptable to the Company (“Release Agreement”), the Company will (i) pay your then-current base salary (less applicable withholdings and deductions) for six (6) months following the termination date (collectively referred to as the “Severance Payments), and (ii) to the extent you are eligible for COBRA, pay your portion of the full monthly COBRA premium amount covering you and your spouse and/or dependents for six (6) months following your termination date. The Company shall make the first payment of the Severance Payments no later than thirty (30) days following the effective date of the Release Agreement. As used in this letter agreement, “Cause” means:

24 N. Main Street, Pennington, NJ 08534 3565

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(a) your admission, confession, conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude or your commission of any crime involving misappropriation, embezzlement, conversion of any property (including confidential or proprietary information) or business opportunities, or fraud with respect to the Company or any of its customers or suppliers;

(b) willful or repeated failure to follow any lawful directive of the CEO or the Board;

(c) willful conduct by you that causes or has the potential to cause the Company substantial public disgrace, disrepute or economic harm;

(d) your repeated, willful failure to perform duties assigned to you by the CEO or Board;

(e) breach of fiduciary duty by your gross negligence, or willful misconduct with respect to the Company;

(f) any material violation by you of any policy of the Company that has been communicated to you in writing;

(g) any other material breach by you of this Agreement the policies of the Company or any other agreement between the you and the Company; and

(h) your violation of any Company policy or applicable law prohibiting employment discrimination, harassment or retaliation.

For all purposes hereunder, no act or omission to act by you shall be deemed “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company. Notwithstanding anything in this section to the contrary, no event or condition described in the foregoing (b) through (g) shall constitute Cause unless (x) within thirty (30) days from the Company first acquiring actual knowledge of the existence of the Cause condition, the Company provides you with written notice of its intention to terminate your employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by you within thirty (30) days of your receipt of such notice and (z) the Company terminates your employment with the Company immediately following expiration of such thirty-day (30) period. For purposes of the foregoing, any attempt you make to correct a stated Cause shall not be deemed an admission by you that the Board’s assertion of Cause is valid.

In the event that your employment is terminated by the Company for Cause or you voluntarily resign from your employment, you shall only be entitled to accrued compensation (including accrued but unused vacation time) owed to you through your termination date.

This offer of employment is also contingent on your ability to freely enter into this agreement without being subject to any restrictive covenants which would impact your ability to perform the services contemplated hereby. By signing below, you confirm that you are not presently subject to or otherwise bound by a non-compete, non-solicit, confidentiality or similar restriction with any person with respect to any prior or existing employment, investment or other relationship.

No outside work, including work related to consultancies, shall be performed without the written consent of the Company’s Board of Directors.

As an additional condition of your employment, you will be required to sign the enclosed Confidentiality and Noncompetition Agreement (“Confidentiality Agreement”) on or before your start date.

If you accept employment with the Company by performing all of the above steps, this offer letter will set forth the terms of your employment. This letter supersedes any previous discussions or offers, no matter what their source. Any future modifications of or additions to the terms set forth in this letter will be of no effect unless in writing and signed by you and the Board of Directors.

I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ Kevin Smith
Kevin Smith
Member of Leadership Committee

Acknowledged and Accepted:

/s/ George Chi
Name:	George Chi
Date:	February 18, 2022